Exhibit 99.1

American Financial Group, Inc. Announces Record Second Quarter Results

•	Net earnings per share of $2.31, a second quarter record for AFG, includes $0.27 per share in realized gains on securities

•	Core net operating earnings $2.04 per share, also a second quarter record and an increase of 27% from the prior year period

•	Second quarter annualized ROE of 17.1%; annualized core operating ROE of 15.1%

•	Full year 2018 core net operating earnings guidance increased to $8.10 - $8.60 per share

CINCINNATI – August 1, 2018 – American Financial Group, Inc. (NYSE: AFG) today reported 2018 second quarter net earnings attributable to shareholders of $210 million ($2.31 per share) compared to $145 million ($1.61 per share) for the 2017 second quarter. The $2.31 per share is a record for AFG’s second quarter. Net earnings for the quarter include $25 million ($0.27 per share) in after-tax net realized gains on securities. By comparison, net earnings in the 2017 second quarter include $5 million ($0.05 per share) in after-tax net realized gains on securities and expenses of $5 million ($0.05 per share) related to the redemption of AFG’s 6.375% Senior Notes. The change in the federal corporate tax rate from 35% to 21%, enacted by the Tax Cuts and Jobs Act of 2017 and effective January 1, 2018, contributed to a lower effective tax rate in 2018 as compared to 2017. Details may be found in the table below. Book value per share was $57.08 per share at June 30, 2018. AFG paid cash dividends of $1.85 per share during the quarter, which included a $1.50 per share special dividend. Annualized return on equity was 17.1% and 12.3% for the second quarters of 2018 and 2017, respectively.

Core net operating earnings were $185 million ($2.04 per share) for the 2018 second quarter, compared to $145 million ($1.61 per share) in the 2017 second quarter. The $2.04 per share represents a 27% increase over the prior year period, and a record second quarter for AFG core earnings per share. The improved results were attributable to higher earnings in our Specialty Property and Casualty (“P&C”) Insurance operations and our Annuity Segment, as well as the benefit of the lower corporate income tax rate. Book value per share, excluding unrealized gains related to fixed maturities, was $55.24 per share at June 30, 2018. Core net operating earnings for the second quarters of 2018 and 2017 generated annualized returns on equity of 15.1% and 12.3%, respectively.

AFG’s net earnings attributable to shareholders, determined in accordance with U.S. generally accepted accounting principles (GAAP), include certain items that may not be indicative of its ongoing core operations. The table below identifies such items and reconciles net earnings attributable to shareholders to core net operating earnings, a non-GAAP financial measure. AFG believes that its core net operating earnings provides management, financial analysts, ratings agencies and investors with an understanding of the results from the ongoing operations of the Company by excluding the impact of net realized gains and losses and other special items that are not necessarily indicative of operating trends. AFG’s management uses core net operating earnings to evaluate financial performance against historical results because it believes this provides a more comparable measure of its continuing business. Core net operating earnings is also used by AFG’s management as a basis for strategic planning and forecasting.

In millions, except per share amounts	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
Components of net earnings attributable to shareholders:
Core operating earnings before income taxes	$229	$204	$496	$424
Pretax non-core items:
Realized gains (losses) on securities	31	8	(62)	11
Loss on retirement of debt	—	(7)	—	(7)

Earnings before income taxes	260	205	434	428
Provision (credit) for income taxes:
Core operating earnings	46	59	98	126
Non-core items	6	1	(13)	2

Total provision (credit) for income taxes	52	60	85	128

Net earnings, including noncontrolling interests	208	145	349	300
Less net earnings attributable to noncontrolling interests:
Core operating earnings	(2)	—	(6)	2
Non-core items	—	—	—	—

Total net earnings attributable to noncontrolling interests	(2)	—	(6)	2

Net earnings attributable to shareholders	$210	$145	$355	$298

Net earnings:
Core net operating earnings(a)	$185	$145	$404	$296
Non-core items	25	—	(49)	2

Net earnings attributable to shareholders	$210	$145	$355	$298

Components of Earnings Per Share:
Core net operating earnings(a)	$2.04	$1.61	$4.46	$3.29
Non-core Items:
Realized gains (losses) on securities	0.27	0.05	(0.54)	0.08
Loss on retirement of debt	—	(0.05)	—	(0.05)

Diluted Earnings Per Share	$2.31	$1.61	$3.92	$3.32

Footnote (a) is contained in the accompanying Notes to Financial Schedules at the end of this release.

Carl H. Lindner III and S. Craig Lindner, AFG’s Co-Chief Executive Officers, issued this statement: “We are pleased to report record second quarter earnings per share for AFG and an annualized core ROE that exceeded 15%. In addition to strong operating profitability and investment results in both our Specialty P&C and Annuity Segments, we achieved meaningful growth across our portfolio of businesses.

“AFG had approximately $720 million of excess capital (including parent company cash of approximately $260 million) at June 30, 2018 and following the payment of the special dividend. Where appropriate, our excess capital will be deployed into AFG’s core businesses as we identify potential for healthy, profitable organic growth, and opportunities to expand our specialty niche businesses through acquisitions and start-ups that meet our target return thresholds. In addition, returning capital to shareholders in the form of regular and special cash dividends and opportunistic share repurchases are also an important and effective component of our capital management strategy. We will evaluate our excess capital position again in the second half of 2018 and note that the special cash dividend paid in May does not preclude our consideration of additional actions with respect to our regular quarterly dividend, additional special dividends and opportunistic share repurchases.

“Based on results for the first six months of 2018, we now expect AFG’s core net operating earnings in 2018 to be in the range of $8.10 to $8.60 per share, up from our original estimate of $7.90 to $8.40 per share. Our core earnings per share guidance excludes non-core items such as realized gains and losses, as well as other significant items that are not able to be estimated with reasonable precision, or that may not be indicative of ongoing operations.”

Specialty Property and Casualty Insurance Operations

Core operating earnings before income taxes in AFG’s P&C Insurance Segment were $180 million in the second quarter of 2018, compared to $163 million in the prior year period, an increase of $17 million, or 10%. Underwriting profit in the second quarter of 2018 was in line with the strong results reported in the 2017 second quarter; higher P&C net investment income was the primary driver of the improved year-over-year results, primarily the result of higher earnings on certain investments (including limited partnerships and similar investments); these high returns should not necessarily be expected to repeat in future periods.

The Specialty P&C insurance operations generated an underwriting profit of $73 million in both the 2018 and 2017 second quarters. The second quarter 2018 combined ratio of 93.7% was 0.5 points higher than the prior year period. Results in the second quarter of 2018 include 3.9 points of favorable prior year reserve development, compared to 2.2 points in the 2017 second quarter. Catastrophe losses added 1.4 points to the second quarter 2018 results, compared to 1.7 points in the comparable prior year period.

Gross and net written premiums each grew 11% for the second quarter of 2018, when compared to the second quarter of 2017. Average renewal pricing across the entire P&C Group was up approximately 1.4% for the quarter. Excluding our workers’ compensation business, renewal pricing was up approximately 3.4%. Further details about AFG’s Specialty P&C operations may be found in the accompanying schedules.

The Property and Transportation Group reported an underwriting profit of $23 million in the second quarter of 2018, compared to $21 million in the second quarter of 2017. These results include higher year-over-year underwriting profits in our transportation businesses and improved results in our ocean marine operations and lower underwriting profitability in our property & inland marine and equine mortality businesses. Catastrophe losses were $10 million for this group during the second quarter of 2018, compared to $11 million in the comparable prior year period.

Gross and net written premiums for the second quarter of 2018 were both 7% higher than the comparable 2017 period. The growth is primarily attributable to new business opportunities in our property & inland marine business and higher premiums in our transportation businesses, which included a 5% renewal premium increase in National Interstate’s business. Overall renewal rates in this group increased 4% on average for the second quarter of 2018.

The Specialty Casualty Group reported an underwriting profit of $29 million in both the second quarters of 2018 and 2017. Higher profitability in our targeted markets businesses was offset by lower year-over-year profitability in our excess and surplus lines. Underwriting profitability in our workers compensation business continues to be very strong. Catastrophe losses for this group were $1 million and $2 million in the second quarters of 2018 and 2017, respectively.

Gross and net written premiums for the second quarter of 2018 increased 13% and 14%, respectively, when compared to the second quarter of 2017. Growth within Neon was the driver of the higher premiums. Our general liability, executive liability and excess and surplus lines businesses also reported higher year-over-year premiums. This growth was partially offset by lower premiums in our workers’ compensation businesses. Renewal pricing for this group was flat in the second quarter. Excluding rate decreases in our workers’ compensation businesses, renewal rates in this group were up approximately 3%.

The Specialty Financial Group reported underwriting profit of $22 million in the second quarter of 2018, compared to $23 million in the second quarter of 2017. Higher underwriting profitability in our financial institutions business was partially offset by lower underwriting profitability in our surety business. Catastrophe losses for this group were $3 million and $5 million in the second quarters of 2018 and 2017, respectively. All of the businesses in this group continued to achieve excellent underwriting margins.

Gross and net written premiums for the second quarter of 2018 were up 10% and 7%, respectively, when compared to the same 2017 period, primarily as a result of higher premiums in our financial institutions business. Renewal pricing in this group was up approximately 5% for the quarter.

Carl Lindner III stated: “I’m pleased with our Specialty P&C results during the second quarter. Each of our Specialty P&C Groups reported strong underwriting margins and we achieved double digit year-over-year growth in net written premiums. Second quarter renewal pricing for our Specialty P&C Group overall was at its highest level in 13 quarters. Based on results during the first six months of the year, we now expect growth in net written premium to be in the range of 4% to 8%, up from our original estimate of 3% to 7%, and we continue to expect an overall 2018 calendar year combined ratio in the range of 92% to 94%.”

Further details about AFG’s Specialty P&C operations may be found in the accompanying schedules and in our Quarterly Investor Supplement, which is posted on our website.

Annuity Segment

As shown in the following table, AFG’s Annuity Segment reported $99 million in pretax earnings in the second quarter of 2018, a 16% increase over the $85 million reported in the second quarter of 2017.

Components of Annuity Earnings Before Income Taxes
Dollars in millions	Three months ended June 30,		Pct. Change	Six months ended June 30,		Pct. Change
	2018	2017		2018	2017
Annuity earnings before impact of fair value accounting for FIAs and unlocking	$123	$101	22%	$235	$199	18%
Impact of fair value accounting for FIAs	3	(16)	nm	16	(18)	nm
Unlocking	(27)	—	nm	(27)	—	nm

Pretax annuity earnings	$99	$85	16%	$224	$181	24%

Annuity Earnings Before Fair Value Accounting for FIAs – Annuity earnings before fair value accounting for fixed-indexed annuities (FIAs) and unlocking were $123 million in the second quarter of 2018, a 22% increase over the $101 million reported in the second quarter of 2017. These earnings represent a quarterly record for the Annuity segment. As shown in AFG’s Quarterly Investor Supplement, these outstanding results were favorably impacted by growth in assets and by exceptionally high returns on certain investments (including very strong earnings from limited partnerships and similar investments); these high returns should not necessarily be expected to repeat in future periods. The benefit of these items was partially offset by the runoff of higher-yielding investments.

Impact of Fair Value Accounting for FIAs – Under GAAP, a portion of the reserves for FIAs ($2.8 billion and $2.1 billion at June 30, 2018 and 2017, respectively) is considered an embedded derivative and is recorded at fair value based on the estimated present value of certain expected future cash flows. Assumptions used in calculating this fair value include projected interest rates, option costs, surrenders, withdrawals and mortality. Variances from these assumptions, as well as changes in the stock market, will generally result in a change in fair value. Some of these adjustments are not economic in nature for the current reporting period, but rather impact the timing of reported results. The components of this impact were as follows (in millions):

Components of Impact of Fair Value Accounting for FIAs
Dollars in millions	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
Interest accreted on embedded derivative	$(8)	$(4)	$(15)	$(7)
Increase in stock market	6	5	4	14
Higher (lower) than expected change in interest rates	12	(17)	39	(28)
Renewal option costs lower (higher) than expected	(3)	1	(7)	3
Other changes in fair value	(4)	(1)	(5)	—

Total impact of FV accounting for FIAs	$3	$(16)	$16	$(18)

The impact of fair value accounting for FIAs includes an ongoing expense for annuity interest accreted on the FIA embedded derivative reserve. The amount of interest accreted in any period is generally based on the size of the embedded derivative and current interest rates. We expect both the size of the embedded derivative and interest rates to rise, resulting in continued increases in interest on the embedded derivative liability.

In the second quarter of 2018, the stock market increased nearly 3% and interest rates rose 20 to 25 basis points; these increases exceeded our expectation of a 1% increase and a 5 basis point increase, respectively. The significant favorable impact from these two items more than offset continued higher FIA option costs.

For additional analysis of fair value accounting, see our Quarterly Investor Supplement, which is posted on AFG’s website.

Unlocking – AFG monitors the major actuarial assumptions underlying its annuity operations throughout the year and conducts detailed reviews (“unlocking”) of its assumptions in the fourth quarter of each year. If changes in the economic environment or actual experience would cause material revisions to future estimates, AFG will unlock assumptions in an interim quarter. Due to continued higher FIA option costs (resulting primarily from higher than expected risk-free interest rates), AFG unlocked its assumptions for option costs and interest rates in the second quarter of 2018, resulting in a net charge to earnings of $27 million, as shown in the table above. AFG will continue its practice of conducting detailed reviews of its assumptions (including option costs and interest rates) in the fourth quarter each year, including 2018.

Craig Lindner commented, “The unlocking charge reflects the higher FIA option costs that we mentioned last quarter. We now believe these higher costs are not temporary and believe it is appropriate to unlock our assumptions in the second quarter. The unlocking charge takes into account the negative impact of higher option costs, partially offset by higher reinvestment rates. In addition, we have started adjusting FIA renewal caps to help mitigate the higher option costs; these actual and expected cap decreases were used in calculating the unlocking charge.”

Annuity Premiums – AFG’s Annuity Segment reported statutory premiums of $1.4 billion in the second quarter of 2018, compared to $1.3 billion in the second quarter of 2017. Significantly higher premiums in the Retail and Broker-Dealer channels were partially offset by lower premiums in the Financial Institutions channel.

Craig Lindner stated, “We are pleased with the $1.4 billion of premiums in the second quarter, which represents a quarterly record. We continue to earn our targeted returns despite volatile interest rates. Production in the Retail and Broker-Dealer markets was particularly strong due to the launch of several new products, in addition to an improving interest rate environment in the first half of 2018. Our indirect bank channel premiums have softened due to certain competitors offering significantly higher crediting rates.”

Craig Lindner added, “Based on our sales year-to-date, we continue to expect that our 2018 full year annuity premiums will be up 10% to 15% over the $4.3 billion reported in 2017, reflecting expected continued year over year improvement in the Retail and Broker-Dealer channels, as well as the launch of new products in 2018.

“In addition, as a result of the stronger than expected earnings in the first half of 2018, we are raising our estimate for 2018 pretax Annuity earnings. We now expect those earnings (including Fair Value accounting and the second quarter unlocking charge) to be in the range of $395 to $430 million, up from our original guidance of $385 to $425 million.

“These estimates assume (i) stock market increases of 1% per quarter, (ii) an increase in interest rates of 5 to 10 basis points between now and year end, (iii) normalized income on the Annuity Segment’s investments, and (iv) FIA option costs remain in line with recent costs. Fluctuations in any of those items, as compared to our expectations, could lead to significant positive or negative impacts on the Annuity Segment’s results.”

More information about premiums and the results of operations for our Annuity Segment may also be found in our Quarterly Investor Supplement.

Investments

Effective January 1, 2018, AFG adopted ASU 2016-01, which requires that all equity securities previously classified as “available for sale” be reported at fair value, with holding gains and losses recognized in net earnings, instead of accumulated other comprehensive income (AOCI). AFG recorded second quarter 2018 net realized gains on securities of $25 million ($0.27 per share) after tax and after deferred acquisition costs (DAC), which included $15 million ($0.16 per share) in after-tax, after-DAC net gains to adjust equity securities that the Company continued to own, to fair value. By comparison, AFG recorded net realized gains of $5 million in the comparable 2017 period. The impact to our income statement will vary depending upon the level of volatility in the performance of the securities held in our equity portfolio and the overall market.

Unrealized gains on fixed maturities were $191 million after tax and after DAC at June 30, 2018, a decrease of $428 million since year-end. Our portfolio continues to be high quality, with 90% of our fixed maturity portfolio rated investment grade and 98% with a National Association of Insurance Commissioners’ designation of NAIC 1or 2, its highest two categories.

For the six months ended June 30, 2018, P&C net investment income was approximately 18% higher than the comparable 2017 period, and included unusually high returns on certain private equity and limited partnership investments.

More information about the components of our investment portfolio may be found in our Quarterly Investor Supplement, which is posted on our website.

About American Financial Group, Inc.

American Financial Group is an insurance holding company, based in Cincinnati, Ohio with assets of approximately $60 billion. Through the operations of Great American Insurance Group, AFG is engaged primarily in property and casualty insurance, focusing on specialized commercial products for businesses, and in the sale of traditional fixed, fixed-indexed and variable-indexed annuities in the retail, financial institutions, registered investment advisor and education markets. Great American Insurance Group’s roots go back to 1872 with the founding of its flagship company, Great American Insurance Company.

Forward Looking Statements

This press release contains certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements in this press release not dealing with historical results are forward-looking and are based on estimates, assumptions and projections. Examples of such forward-looking statements include statements relating to: the Company’s expectations concerning market and other conditions and their effect on future premiums, revenues, earnings, investment activities and the amount and timing of share repurchases; recoverability of asset values; expected losses and the adequacy of reserves for asbestos, environmental pollution and mass tort claims; rate changes; and improved loss experience.

Actual results and/or financial condition could differ materially from those contained in or implied by such forward-looking statements for a variety of reasons including, but not limited to: changes in financial, political and economic conditions, including changes in interest and inflation rates, currency fluctuations and extended economic recessions or expansions in the U.S. and/or abroad; performance of securities markets, including FIA option costs; new legislation or declines in credit quality or credit ratings that could have a material impact on the valuation of securities in AFG’s investment portfolio; the availability of capital; regulatory actions (including changes in statutory accounting rules); changes in the legal environment affecting AFG or its customers; tax law and accounting changes; levels of natural catastrophes and severe weather, terrorist activities (including any nuclear, biological, chemical or radiological events), incidents of war or losses resulting from civil unrest and other major losses; development of insurance loss reserves and establishment of other reserves, particularly with respect to amounts associated with asbestos and environmental claims; availability of reinsurance and ability of reinsurers to pay their obligations; trends in persistency and mortality; competitive pressures; the ability to obtain adequate rates and policy terms; changes in AFG’s credit ratings or the financial strength ratings assigned by major ratings agencies to AFG’s operating subsidiaries; the impact of the conditions in the international financial markets and the global economy (including those associated with the United Kingdom’s expected withdrawal from the European Union, or “Brexit”) relating to AFG’s international operations; and other factors identified in AFG’s filings with the Securities and Exchange Commission.

The forward-looking statements herein are made only as of the date of this press release. The Company assumes no obligation to publicly update any forward-looking statements.

Conference Call

The Company will hold a conference call to discuss 2018 second quarter results at 11:30 a.m. (ET) tomorrow, Thursday, August 2, 2018. Toll-free telephone access will be available by dialing 1-877-459-8719 (international dial-in 424-276-6843). The conference ID for the live call is 4674986. Please dial in five to ten minutes prior to the scheduled start time of the call.

A replay will be available two hours following the completion of the call and will remain available until 11:59 p.m. (ET) on August 9, 2018. To listen to the replay, dial 1-855-859-2056 (international dial-in 404-537-3406) and provide the conference ID 4674986.

The conference call and accompanying webcast slides will also be broadcast live over the internet. To access the event, click the following link: https://www.afginc.com/news-and-events/event-calendar. Alternatively, you can choose Events from the Investor Relations page at www.AFGinc.com.

An archived webcast will be available immediately after the call via the same link on our website until August 9, 2018 at 11:59 p.m. (ET). An archived audio MP3 file will be available within 24 hours of the call.

Contact:

Diane P. Weidner, IRC

Assistant Vice President – Investor Relations

(513) 369-5713

Websites:

www.AFGinc.com

www.GreatAmericanInsuranceGroup.com

# # #

(Financial summaries follow)

This earnings release and AFG’s Quarterly Investor Supplement are available in the Investor Relations section of AFG’s website: www.AFGinc.com.

AFG18-11

AMERICAN FINANCIAL GROUP, INC. AND SUBSIDIARIES

SUMMARY OF EARNINGS AND SELECTED BALANCE SHEET DATA

(In Millions, Except Per Share Data)

	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
Revenues
P&C insurance net earned premiums	$1,161	$1,065	$2,268	$2,087
Life, accident & health net earned premiums	6	5	12	11
Net investment income	530	460	1,025	895
Realized gains (losses) on securities	31	8	(62)	11
Income (loss) of managed investment entities:
Investment income	64	50	122	101
Gain (loss) on change in fair value of assets/liabilities	(2)	11	(5)	11
Other income	43	47	92	106

Total revenues	1,833	1,646	3,452	3,222

Costs and expenses
P&C insurance losses & expenses	1,093	1,001	2,115	1,949
Annuity, life, accident & health benefits & expenses	321	278	596	536
Interest charges on borrowed money	16	23	31	44
Expenses of managed investment entities	54	51	102	92
Other expenses	89	88	174	173

Total costs and expenses	1,573	1,441	3,018	2,794

Earnings before income taxes	260	205	434	428
Provision for income taxes(b)	52	60	85	128

Net earnings including noncontrolling interests	208	145	349	300
Less: Net earnings (losses) attributable to noncontrolling interests	(2)	—	(6)	2

Net earnings attributable to shareholders	$210	$145	$355	$298

Diluted Earnings per Common Share	$2.31	$1.61	$3.92	$3.32

Average number of diluted shares	90.7	89.8	90.5	89.6

Selected Balance Sheet Data:	June 30, 2018	December 31, 2017
Total cash and investments	$46,779	$46,048
Long-term debt	$1,301	$1,301
Shareholders’ equity(c)	$5,084	$5,330
Shareholders’ equity (excluding unrealized gains/losses related to fixed maturities)(c)	$4,920	$4,724
Book value per share	$57.08	$60.38
Book value per share (excluding unrealized gains/losses related to fixed maturities	$55.24	$53.51
Common Shares Outstanding	89.1	88.3

Footnotes (b) and (c) are contained in the accompanying Notes to Financial Schedules at the end of this release.

AMERICAN FINANCIAL GROUP, INC.

SPECIALTY P&C OPERATIONS

(Dollars in Millions)

	Three months ended June 30,		Pct. Change	Six months ended June 30,		Pct. Change
	2018	2017		2018	2017
Gross written premiums	$1,665	$1,503	11%	$3,123	$2,827	10%

Net written premiums	$1,257	$1,130	11%	$2,359	$2,157	9%

Ratios (GAAP):
Loss & LAE ratio	59.7%	59.5%		58.8%	59.5%
Underwriting expense ratio	34.0%	33.7%		34.0%	33.2%

Specialty Combined Ratio	93.7%	93.2%		92.8%	92.7%

Combined Ratio – P&C Segment	93.7%	93.4%		92.8%	92.8%

Supplemental Information:(d)
Gross Written Premiums:
Property & Transportation	$615	$573	7%	$1,041	$989	5%
Specialty Casualty	858	756	13%	1,711	1,500	14%
Specialty Financial	192	174	10%	371	338	10%

	$1,665	$1,503	11%	$3,123	$2,827	10%

Net Written Premiums:
Property & Transportation	$422	$393	7%	$746	$717	4%
Specialty Casualty	639	561	14%	1,233	1,101	12%
Specialty Financial	159	149	7%	307	290	6%
Other	37	27	37%	73	49	49%

	$1,257	$1,130	11%	$2,359	$2,157	9%

Combined Ratio (GAAP):
Property & Transportation	93.9%	94.2%		92.2%	90.7%
Specialty Casualty	95.1%	94.7%		94.0%	95.8%
Specialty Financial	85.6%	84.4%		87.9%	84.8%
Aggregate Specialty Group	93.7%	93.2%		92.8%	92.7%

	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
Reserve Development (Favorable)/Adverse:
Property & Transportation	$(21)	$(11)	$(39)	$(28)
Specialty Casualty	(15)	(5)	(50)	(11)
Specialty Financial	(8)	(8)	(11)	(17)
Other Specialty	(1)	1	(2)	4

Total Specialty Reserve Development	$(45)	$(23)	$(102)	$(52)

Points on Combined Ratio:
Property & Transportation	(5.6)	(3.1)	(5.4)	(4.0)
Specialty Casualty	(2.5)	(0.9)	(4.2)	(1.0)
Specialty Financial	(5.4)	(5.4)	(3.6)	(5.8)
Aggregate Specialty Group	(3.9)	(2.2)	(4.5)	(2.5)

Footnote (d) is contained in the accompanying Notes to Financial Schedules at the end of this release.

AMERICAN FINANCIAL GROUP, INC.

ANNUITY SEGMENT

(Dollars in Millions)

Components of Statutory Premiums

	Three months ended June 30,		Pct. Change	Six months ended June 30,		Pct. Change
	2018	2017		2018	2017
Annuity Premiums:
Financial Institutions	$579	$715	(19%)	$1,097	$1,464	(25%)
Retail	401	284	41%	719	569	26%
Broker-Dealer	359	212	69%	621	416	49%
Education Market	54	47	15%	100	92	9%
Variable Annuities	6	8	(25%)	13	15	(13%)

Total Annuity Premiums	$1,399	$1,266	11%	$2,547	$2,556	—

Components of Annuity Earnings Before Income Taxes

	Three months ended June 30,		Pct. Change	Six months ended June 30,		Pct. Change
	2018	2017		2018	2017
Revenues:
Net investment income	$412	$360	14%	$806	$707	14%
Other income	27	26	4%	53	53	—

Total revenues	439	386	14%	859	760	13%
Costs and Expenses:
Annuity benefits	260	224	16%	442	420	5%
Acquisition expenses	49	47	4%	130	99	31%
Other expenses	31	30	3%	63	60	5%

Total costs and expenses	340	301	13%	635	579	10%

Annuity earnings before income taxes	$99	$85	16%	$224	$181	24%

Supplemental Annuity Information

	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
Net interest spread*	2.81%	2.61%	2.78%	2.59%
Net spread earned before impact of fair value accounting for FIAs and unlocking*	1.46%	1.32%	1.43%	1.31%
Impact of fair value accounting for FIAs	0.04%	(0.21%)	0.09%	(0.12%)
Unlocking	(0.32%)	—	(0.16%)	—

Net spread earned after impact of fair value accounting for FIAs and unlocking*	1.18%	1.11%	1.36%	1.19%

*	Excludes fixed annuity portion of variable annuity business

AMERICAN FINANCIAL GROUP, INC.

Notes to Financial Schedules

a)	Components of core net operating earnings (in millions):

	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
Core Operating Earnings before Income Taxes:
P&C insurance segment	$180	$163	$368	$332
Annuity segment, before fair value accounting for FIAs and unlocking	123	101	235	199
Impact of fair value accounting for FIAs	3	(16)	16	(18)
Annuity Unlocking	(27)	—	(27)	—
Interest and other corporate expenses*	(48)	(44)	(90)	(91)

Core operating earnings before income taxes	231	204	502	422
Related income taxes	46	59	98	126

Core net operating earnings	$185	$145	$404	$296

*	Other Corporate Expenses includes income and expenses associated with AFG’s run-off businesses.

b)	Excluding the significant tax benefit related to stock-based compensation, AFG’s effective tax rate for the quarter and six months ended June 30, 2017 was 32% and 33%, respectively.

c)

Shareholders’ Equity at June 30, 2018 includes $191 million ($2.14 per share) in unrealized after-tax gains on fixed maturities and $27 million ($0.30 per share) in unrealized after-tax losses on fixed maturity-related cash flow hedges. Shareholders’ Equity at December 31, 2017 includes $619 million ($7.01 per share) in unrealized after-tax gains on fixed maturities and $13 million ($0.14 per share) in unrealized after-tax losses on fixed maturity-related cash flow hedges.

d)	Supplemental Notes:

•

Property & Transportation includes primarily physical damage and liability coverage for buses, trucks and recreational vehicles, inland and ocean marine, agricultural-related products and other property coverages.

•

Specialty Casualty includes primarily excess and surplus, general liability, executive liability, professional liability, umbrella and excess liability, specialty coverages in targeted markets, customized programs for small to mid-sized businesses and workers’ compensation insurance.

•

Specialty Financial includes risk management insurance programs for lending and leasing institutions (including equipment leasing and collateral and lender-placed mortgage property insurance), surety and fidelity products and trade credit insurance.

•	Other includes an internal reinsurance facility.